Exhibit 99.1

Paysign Announces Changes to the Board of Directors

Daniel Spence Resigns from Board and is Replaced by Matthew Lanford

HENDERSON, Nev. – August 9, 2022 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, announced today that Daniel H. Spence, co-founder and member of the Paysign Board of Directors, has tendered his resignation as a member of the board, effective August 8, 2022.

The company also announced today that Matthew Lanford, President and COO, has been appointed as a member of the board, replacing Mr. Spence. “Along with the rest of the board, I am confident that Matt is a great choice to succeed Dan as a member of our board,” said Mark Newcomer, Paysign CEO. “He has been in the payments industry more than 30 years and his experience with the company will add valuable insight to the Board. We would like to thank Dan for his many contributions to the company over the past 21 years and wish him the best in his future endeavors.”

About Paysign

Paysign, Inc. (NASDAQ: PAYS) is a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing designed for businesses, consumers and government institutions. Founded in 2001 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality and retail. Built on the foundation of a reliable payments platform, Paysign’s end-to-end technologies securely enable digital financial services and facilitate the distribution of funds for donor compensation, copay assistance, payroll, customer incentives, employee rewards, travel expenses, per diem, reimbursements, rebates and countless other exchanges of value. Paysign’s solutions lower costs, streamline operations and improve customer, employee and partner loyalty. To learn more, visit paysign.com.

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Contacts:

Paysign Media Relations

Alicia Ches

Director, Marketing

702.749.7257

pr@paysign.com